Exhibit 99.1

NEWS RELEASE

For Additional Information Contact:
Joe Meyers
Vice President, Finance
(513) 874-8741

PIERRE FOODS, INC. ANNOUNCES AGREEMENT TO ACQUIRE ZARTIC, INC.

Cincinnati, Ohio, November 5, 2006….Pierre Foods, Inc. (“Pierre”) announced today that it has entered into an agreement to purchase substantially all of the assets of Zartic, Inc. and its affiliated distribution company, Zar Tran, Inc. (collectively, “Zartic”). Zartic, headquartered in Rome, Georgia, manufactures, sells, delivers and distributes a variety of food items including packaged beef, poultry, pork, and veal products. The aggregate preliminary purchase price is $94 million plus the assumption of certain liabilities, subject to certain post-closing adjustments. Pierre expects to finance the purchase through an amendment to its existing Credit Agreement.

Pierre is a leading manufacturer and marketer of high-quality, differentiated food solutions, focusing on pre-cooked protein products and hand-held convenience sandwiches. Headquartered in Cincinnati, Ohio, Pierre markets its sandwiches under a number of brand names, such as Pierre™, Clovervale Farms™, Chef’s Pantry™, Fast Choice®, Rib-B-Q®, Blue Stone Grill™, Hot ‘n’ Ready® and Big AZ®, and has licenses to sell sandwiches using well-known brands, such as Checkers®, Rally’s®, Krystal®, Tony Roma’s®, NASCAR®, NASCAR CAFE®, and Nathan’s Famous®.

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “expects,” “anticipates,” “estimates,” and similar expressions identify forward-looking statements. These statements reflect Pierre’s expectations at the time this release was issued and are not guarantees of future performance, but instead involve various risks and uncertainties. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are the ability of Pierre to generate cash flows to meet its debt service obligations, increases in the price of raw materials, particularly beef, pork, chicken, and cheese, a decline in meat consumption or in the consumption of processed foods, outbreaks of disease among cattle, chicken or pigs, changes in applicable governmental regulations, such as the USDA’s Commodity Reprocessing Program, work stoppages or interruptions, the ability of Pierre to comply with the financial covenants, and other provisions of its financing arrangements, and other risks detailed from time to time in Pierre’s periodic SEC reports. Pierre undertakes no obligation to update or revise any forward-looking statement.